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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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CommonWealth REIT (Name of Registrant as Specified In Its Charter)

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       On March 12, 2014, CommonWealth REIT (the "Company") issued the following press release in connection with a letter mailed to the Company's shareholders. A copy of the full text of the letter is also attached hereto.

* * * * *

FOR IMMEDIATE RELEASE

CommonWealth REIT Board Sends Letter to Shareholders Highlighting
Potential Value Destruction Caused by Related/Corvex Consent Solicitation

Recommends Shareholders Support the CWH Board and Management
By Voting the WHITE Consent Revocation Card Today

       Newton, MA (March 12, 2014): CommonWealth REIT (NYSE: CWH) today mailed the following letter to its shareholders:

March 12, 2014

To the Shareholders of CommonWealth REIT:

       Protect the value of your investment in CommonWealth REIT: sign, date and return the WHITE consent revocation card enclosed with this letter.

       Related Fund Management, LLC and Corvex Management LP (together "Related/Corvex") have recently sent you several letters claiming to be champions of shareholders rights. Don't be fooled. Related/Corvex's real purpose is to seize control of your company without paying for it, and their reckless actions could destroy the value of your investment.

       Related/Corvex are soliciting written consents to remove the entire CommonWealth Board without cause. Removal of the entire board of a public company without the simultaneous election of a new board is unprecedented—for good reason. When Related/Corvex solicited consents last spring, we and many shareholders knew it was a non-binding referendum, and the arbitration panel has so ruled. However, if the current solicitation succeeds, it may have serious adverse consequences for your investment in CommonWealth, including the following:

•
The removal of the entire Board would constitute an event of default under the standard terms of CommonWealth's bank loan agreements. This event of default would allow the bank creditors to accelerate their loans and cancel their commitments to make future loans. CommonWealth has $735 million of bank loans outstanding at this time.1

1
Related/Corvex have argued that they will offer to buy 51% of CommonWealth's outstanding bank loans to prevent a default of these loans. In fact, it takes a two-thirds vote of the committed amounts of these loans (i.e., $1.25 billion), not 51% of the outstanding amount (i.e., $735 million) to waive defaults. Moreover, it is hard to understand why a lender would take 51% when immediate payment of 100% is due, even if, in fact, Related/Corvex made the offer they have stated.

A Maryland Real Estate Investment Trust with transferable shares of beneficial interest listed on the New York Stock Exchange.
No shareholder, Trustee or officer is personally liable for any act or obligation of the Trust.

•
Under applicable law, only the CommonWealth Board may declare dividends. If the Related/Corvex consent solicitation succeeds, there would be no CommonWealth Board and dividends to CommonWealth's preferred and common shareholders would be suspended, at least until a new Board may be elected.

•
If the Related/Corvex consent solicitation succeeds, we believe Moody's and S&P would likely downgrade CommonWealth's investment grade ratings because of the uncertainty about CommonWealth's future financial management, because of Related/Corvex's announced plan to increase debt, and because of Related's track record of mismanagement of publicly owned real estate companies. Rating Agencies' downgrades of CommonWealth's debt would immediately raise the interest cost of CommonWealth's floating rate debts, and ratings downgrades would make it more difficult and more expensive for CommonWealth to raise future capital, including the capital necessary to cure any defaults which Related/Corvex's actions cause.

•
According to the terms of CommonWealth's Series D preferred shares, the removal of the entire CommonWealth Board without cause as proposed by Related/Corvex would be a fundamental change that permits CommonWealth's series D preferred shares to be converted into common shares at an exchange ratio which would dilute existing common shares.

•
Equally important as these financial defaults, if the Related/Corvex consent solicitation succeeds, we believe CommonWealth's day to day business would suffer. In 2013, CommonWealth executed over 370 leases for approximately 5.2 million square feet of leasable space, and CommonWealth is on a similar pace for 2014. While CommonWealth is without a Board, we fully expect that competing landlords and some tenants would attempt to exploit the uncertainties which would result from removal of the entire Board at the expense of CommonWealth and its shareholders.

       The CommonWealth Board and management have made good faith efforts to engage with all shareholders, including Related/Corvex.

       Related/Corvex first expressed interest in CommonWealth in February 2013. At that time, Related/Corvex publicly stated a desire to buy all of CommonWealth's common shares at prices of $25 to $27 per share. However, when the Board pressed Related/Corvex to present an offer that would be actionable by shareholders, Related/Corvex instead withdrew their purported "offer" and began a hostile takeover campaign to seize control of CommonWealth without paying shareholders.

       When other shareholders expressed support for certain governance changes highlighted by Related/Corvex's campaign, the CommonWealth Board and management began a serious engagement effort by meeting with shareholders and adopting meaningful governance changes, including expanding the existing Board by appointing two highly qualified and truly independent trustees, committing to declassify the election cycle for Board members and eliminating the shareholders rights plan, among other governance enhancements. The CommonWealth Board even offered a Board seat to Keith Meister of Corvex.

       It also should be noted that Related/Corvex and all other shareholders who have owned at least $2,000 worth of CommonWealth shares for one year may nominate new trustees for election at the Annual Meeting of Shareholders scheduled for June 13, 2014. In fact, the window for shareholders to make nominations is currently open until March 24, 2014. We believe shareholder action at the June 13, 2014 Annual Meeting of Shareholders offers a far better and less disruptive path for shareholder action than the removal of the entire Board without cause, as proposed by Related/Corvex.

       All of the alternatives proposed by the CommonWealth Board have been rejected by Related/Corvex. Now, in their relentless pursuit of 100% control of CommonWealth for their own purposes and without regard to the adverse consequences outlined above, Related/Corvex are soliciting written consents to remove the entire Board and install a hand-picked slate of new trustees who we believe, if elected, would advance Related/Corvex's short term oriented plan. One of these potential candidates—Sam Zell—received in-the-money options valued at more than $17 million from Related/Corvex to lend his name to the Related/Corvex cause; yet, Related/Corvex want you to believe that he is "independent".

       CommonWealth's Board and management are taking actions to protect shareholders and executing on a business plan to create real long term value for all of CommonWealth's shareholders. In contrast, we believe Related/Corvex are pursuing a reckless course of action that may destroy the value of your shares. Frankly, the fact that Related/Corvex are pursuing such a reckless action implies, in our view, that they are willing to sacrifice significant shareholder value just to take control for their own benefit.

       Don't let Related/Corvex destroy CommonWealth and the value of your investment. Please sign, date and return the WHITE consent revocation card enclosed with this letter. Please discard any gold consent cards you may receive from Related/Corvex. Even if you have already sent in a card, it is not too late to change your vote—only the last dated card counts.

Sincerely,
The CommonWealth Board of Trustees
Ronald Artinian William Lamkin Ann Logan Joseph Morea Adam Portnoy Barry Portnoy Frederick Zeytoonjian

       CommonWealth REIT is a real estate investment trust that primarily owns office properties located throughout the United States. CWH is headquartered in Newton, MA.

WARNING REGARDING FORWARD LOOKING STATEMENTS

THIS PRESS RELEASE INCLUDES FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND OTHER SECURITIES LAWS. THESE FORWARD LOOKING STATEMENTS ARE BASED UPON CWH'S PRESENT BELIEFS AND EXPECTATIONS, BUT THEY ARE NOT GUARANTEED TO OCCUR AND MAY NOT OCCUR FOR VARIOUS REASONS, INCLUDING SOME REASONS BEYOND CWH'S CONTROL.

ADDITIONAL INFORMATION REGARDING THE CONSENT SOLICITATION

CWH, its Trustees and certain of its executive officers, and Reit Management & Research LLC and certain of its directors, officers and employees may be deemed to be participants in the solicitation of consent revocations from shareholders in connection with the solicitation being conducted by Related/Corvex. On January 29, 2014, CWH filed a definitive consent revocation statement with the SEC in response to the Related/Corvex solicitation and has mailed the definitive consent revocation statement and form of WHITE consent revocation card to each shareholder entitled to deliver a written revocation in connection with the consent solicitation. SHAREHOLDERS ARE URGED TO READ THE DEFINITIVE CONSENT REVOCATION STATEMENT FILED WITH THE SEC, AND ANY AMENDMENTS OR SUPPLEMENTS THERETO AND ANY OTHER RELEVANT DOCUMENTS THAT CWH MAY FILE WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Additional information regarding the identity of the potential participants and their direct or indirect interests, by share holdings or otherwise, is set forth in the definitive consent revocation statement filed by CWH with the SEC in connection with the solicitation of revocations of consents.

Shareholders may obtain free of charge copies of the definitive consent revocation statement and any other documents filed by CWH with the SEC in connection with the Related/Corvex solicitation at the SEC's website (http://sec.gov), at CWH's website (http://cwhreit.com) or by requesting these materials from Timothy Bonang, by phone at (617) 796-8222, or by mail at Two Newton Place, 255 Washington Street, Newton, MA 02458 or by requesting materials from the firm assisting CWH in the solicitation of consent revocations, Morrow & Co., LLC, toll free at (800) 276-3011 (banks and brokers call collect at (203) 658-9400).

Contacts

Media:
Joele Frank Wilkinson Brimmer Katcher
Andrew Siegel/Jonathan Keehner, 212-355-4449

or

Investor:
CommonWealth REIT
Timothy Bonang, 617-796-8222
Vice President, Investor Relations

or

Jason Fredette, 617-796-8222
Director, Investor Relations
www.cwhreit.com

(end)

March 12, 2014

To the Shareholders of CommonWealth REIT:

       Protect the value of your investment in CommonWealth REIT: sign, date and return the WHITE consent revocation card enclosed with this letter.

       Related Fund Management, LLC and Corvex Management LP (together "Related/Corvex") have recently sent you several letters claiming to be champions of shareholders rights. Don't be fooled. Related/Corvex's real purpose is to seize control of your company without paying for it, and their reckless actions could destroy the value of your investment.

       Related/Corvex are soliciting written consents to remove the entire CommonWealth Board without cause. Removal of the entire board of a public company without the simultaneous election of a new board is unprecedented—for good reason. When Related/Corvex solicited consents last spring, we and many shareholders knew it was a non-binding referendum, and the arbitration panel has so ruled. However, if the current solicitation succeeds, it may have serious adverse consequences for your investment in CommonWealth, including the following:

•
The removal of the entire Board would constitute an event of default under the standard terms of CommonWealth's bank loan agreements. This event of default would allow the bank creditors to accelerate their loans and cancel their commitments to make future loans. CommonWealth has $735 million of bank loans outstanding at this time.1

•
Under applicable law, only the CommonWealth Board may declare dividends. If the Related/Corvex consent solicitation succeeds, there would be no CommonWealth Board and dividends to CommonWealth's preferred and common shareholders would be suspended, at least until a new Board may be elected.

•
If the Related/Corvex consent solicitation succeeds, we believe Moody's and S&P would likely downgrade CommonWealth's investment grade ratings because of the uncertainty about CommonWealth's future financial management, because of Related/Corvex's announced plan to increase debt, and because of Related's track record of mismanagement of publicly owned real estate companies. Rating Agencies' downgrades of CommonWealth's debt would immediately raise the interest cost of CommonWealth's floating rate debts, and ratings downgrades would make it more difficult and more expensive for CommonWealth to raise future capital, including the capital necessary to cure any defaults which Related/Corvex's actions cause.

  1
  Related/Corvex have argued that they will offer to buy 51% of CommonWealth's outstanding bank loans to prevent a default of these loans. In fact, it takes a two-thirds vote of the committed amounts of these loans (i.e., $1.25 billion), not 51% of the outstanding amount (i.e., $735 million) to waive defaults. Moreover, it is hard to understand why a lender would take 51% when immediate payment of 100% is due, even if, in fact, Related/Corvex made the offer they have stated.

March 12, 2014

•
According to the terms of CommonWealth's Series D preferred shares, the removal of the entire CommonWealth Board without cause as proposed by Related/Corvex would be a fundamental change that permits CommonWealth's series D preferred shares to be converted into common shares at an exchange ratio which would dilute existing common shares.

•
Equally important as these financial defaults, if the Related/Corvex consent solicitation succeeds, we believe CommonWealth's day to day business would suffer. In 2013, CommonWealth executed over 370 leases for approximately 5.2 million square feet of leasable space, and CommonWealth is on a similar pace for 2014. While CommonWealth is without a Board, we fully expect that competing landlords and some tenants would attempt to exploit the uncertainties which would result from removal of the entire Board at the expense of CommonWealth and its shareholders.

       The CommonWealth Board and management have made good faith efforts to engage with all shareholders, including Related/Corvex.

       Related/Corvex first expressed interest in CommonWealth in February 2013. At that time, Related/Corvex publicly stated a desire to buy all of CommonWealth's common shares at prices of $25 to $27 per share. However, when the Board pressed Related/Corvex to present an offer that would be actionable by shareholders, Related/Corvex instead withdrew their purported "offer" and began a hostile takeover campaign to seize control of CommonWealth without paying shareholders.

       When other shareholders expressed support for certain governance changes highlighted by Related/Corvex's campaign, the CommonWealth Board and management began a serious engagement effort by meeting with shareholders and adopting meaningful governance changes, including expanding the existing Board by appointing two highly qualified and truly independent trustees, committing to declassify the election cycle for Board members and eliminating the shareholders rights plan, among other governance enhancements. The CommonWealth Board even offered a Board seat to Keith Meister of Corvex.

       It also should be noted that Related/Corvex and all other shareholders who have owned at least $2,000 worth of CommonWealth shares for one year may nominate new trustees for election at the Annual Meeting of Shareholders scheduled for June 13, 2014. In fact, the window for shareholders to make nominations is currently open until March 24, 2014. We believe shareholder action at the June 13, 2014 Annual Meeting of Shareholders offers a far better and less disruptive path for shareholder action than the removal of the entire Board without cause, as proposed by Related/Corvex.

       All of the alternatives proposed by the CommonWealth Board have been rejected by Related/Corvex. Now, in their relentless pursuit of 100% control of CommonWealth for their own purposes and without regard to the adverse consequences outlined above, Related/Corvex are soliciting written consents to remove the entire Board and install a hand-picked slate of new trustees who we believe, if elected, would advance Related/Corvex's short term oriented plan. One of these potential candidates—Sam Zell—received in-the-money options valued at more than $17 million from Related/Corvex to lend his name to the Related/Corvex cause; yet, Related/Corvex want you to believe that he is "independent".

March 12, 2014

       CommonWealth's Board and management are taking actions to protect shareholders and executing on a business plan to create real long term value for all of CommonWealth's shareholders. In contrast, we believe Related/Corvex are pursuing a reckless course of action that may destroy the value of your shares. Frankly, the fact that Related/Corvex are pursuing such a reckless action implies, in our view, that they are willing to sacrifice significant shareholder value just to take control for their own benefit.

       Don't let Related/Corvex destroy CommonWealth and the value of your investment. Please sign, date and return the WHITE consent revocation card enclosed with this letter. Please discard any gold consent cards you may receive from Related/Corvex. Even if you have already sent in a card, it is not too late to change your vote—only the last dated card counts.

Sincerely,
The CommonWealth Board of Trustees
Ronald Artinian William Lamkin Ann Logan Joseph Morea Adam Portnoy Barry Portnoy Frederick Zeytoonjian

Your Vote Is Important, No Matter How Many Shares You Own.
If you have questions about how to vote your shares on the
 WHITE CONSENT REVOCATION CARD,
or need additional assistance, please contact the firm assisting us in the solicitation of consent revocations:
 Morrow & Co., LLC
470 West Avenue
Stamford, CT 06902
Shareholders Call Toll Free: (800) 276-3011
(Banks and brokers call collect at (203) 658-9400)

WARNING REGARDING FORWARD LOOKING STATEMENTS

         THIS LETTER INCLUDES FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND OTHER SECURITIES LAWS. THESE FORWARD LOOKING STATEMENTS ARE BASED UPON COMMONWEALTH'S PRESENT BELIEFS AND EXPECTATIONS, BUT THEY ARE NOT GUARANTEED TO OCCUR AND MAY NOT OCCUR FOR VARIOUS REASONS, INCLUDING SOME REASONS BEYOND COMMONWEALTH'S CONTROL. FOR THESE REASONS, AMONG OTHERS, INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE UPON FORWARD LOOKING STATEMENTS IN THIS LETTER OR THEIR IMPLICATIONS.

 ADDITIONAL INFORMATION REGARDING THE CONSENT SOLICITATION

         CommonWealth REIT ("CWH"), its Trustees and certain of its executive officers, and Reit Management & Research LLC and certain of its directors, officers and employees may be deemed to be participants in the solicitation of consent revocations from shareholders in connection with the solicitation being conducted by Related/Corvex. On January 29, 2014, CWH filed a definitive consent revocation statement with the SEC in response to the Related/Corvex solicitation and has mailed the definitive consent revocation statement and a form of WHITE consent revocation card to each shareholder entitled to deliver a written revocation in connection with the consent solicitation. SHAREHOLDERS ARE URGED TO READ THE DEFINITIVE CONSENT REVOCATION STATEMENT FILED WITH THE SEC, AND ANY AMENDMENTS OR SUPPLEMENTS THERETO AND ANY OTHER RELEVANT DOCUMENTS THAT CWH MAY FILE WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Additional information regarding the identity of the potential participants and their direct or indirect interests, by share holdings or otherwise, is set forth in the definitive consent revocation statement filed by CWH with the SEC in connection with the solicitation of revocations of consents.

        Shareholders may obtain free of charge copies of the definitive consent revocation statement and any other documents filed by CWH with the SEC in connection with the Related/Corvex solicitation at the SEC's website (http://sec.gov), at CWH's website (http://cwhreit.com) or by requesting these materials from Timothy Bonang, by phone at (617) 796-8222, or by mail at Two Newton Place, 255 Washington Street, Newton, MA 02458 or by requesting materials from the firm assisting CWH in the solicitation of consent revocations, Morrow & Co., LLC, toll free at (800) 276-3011 (banks and brokers call collect at (203) 658-9400).

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WARNING REGARDING FORWARD LOOKING STATEMENTS
ADDITIONAL INFORMATION REGARDING THE CONSENT SOLICITATION